EXHIBIT 99.1

[FIRST DATA LOGO]	[PROXY MED LOGO]

Contacts:
Donna Pennington, First Data, 402-222-6178, donna.pennington@firstdatacorp.com
Judd Schmid, ProxyMed, Inc., 954-473-1001 ext. 353, investorrelations@proxymed.com

First Data and ProxyMed Form Strategic Relationship
Relationship Delivers Powerful Electronic Remittance
and Payment Solution to Healthcare Industry

DENVER and FORT LAUDERDALE, July 7, 2003 – First Data Corp. (NYSE: FDC), a global leader in electronic commerce and payment services, and ProxyMed, Inc. (Nasdaq: PILL), a leading provider of electronic healthcare transaction processing services, today announced the two companies will leverage their individual strengths to work together to bring innovative and cost-efficient electronic payment processing to the healthcare industry.

     By leveraging ProxyMed’s deep payer and provider connectivity with First Data’s financial transaction expertise, the two companies will begin jointly marketing FirstProxy, a new suite of innovative solutions that streamline and expedite healthcare claim, payment and settlement processes. The first offering, FirstProxy ERA/EFT, will transform the remittance advice and payment process from paper-based to electronic.

     “First Data continues to identify ways to grow an open and flexible payments system to foster competition and innovation to the benefit of consumers and businesses for all types of financial transactions,” said First Data Chairman and Chief Executive Officer Charlie Fote. “We’re leading the way as the world moves from paper-based to electronic-based payments. The relationship with ProxyMed will allow us to bring our payment expertise to healthcare, resulting in innovative new payment solutions to improve efficiencies and reduce costs for healthcare providers and insurance carriers by electronically consolidating administrative and financial tasks.”

     Together, ProxyMed and First Data will allow healthcare providers and insurance companies to rapidly convert existing paper-based checks and explanation of benefits into secure, HIPAA-compliant electronic ERAs with electronic funds transfer. The processing and settlement of the financial transactions and payments will start and end within the First Data processing system. FirstProxy ERA/EFT will also ensure that insurers and providers are compliant with upcoming HIPAA regulation deadlines that require standards for health information security and privacy as well as the implementation of electronic data interchange for ERAs.

-more-

First Data and ProxyMed Form Strategic Relationship, page 2

     “Today’s announcement will allow us to bring to the healthcare industry products that leverage the strengths of our two organizations,” said Michael K. Hoover, chairman and CEO, ProxyMed, Inc. “By combining First Data’s payments transaction processing superiority and financial market expertise with our established relationships and connectivity with healthcare providers and insurers, we will make a real difference in terms of overall payment effectiveness as well as regulatory compliance.”

     Additionally, in connection with this strategic relationship, First Data will have the right to purchase shares of ProxyMed common stock pursuant to performance based revenue thresholds of the FirstProxy offerings in the future.

     As the world’s leading payment processor, First Data has built a world-class processing infrastructure and merchant processing network, supporting 1,400 card issuers and 3 million merchants worldwide. ProxyMed is the nation’s second largest medical claims processor with direct connectivity to over 140,000 healthcare providers and all-payer connections in 46 states, and is an EHNAC certified organization maintaining direct connectivity to one of the industry’s largest lists of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

About ProxyMed, Inc.

ProxyMed is the nation’s second largest physician-based electronic healthcare transaction processing services company providing connectivity services and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed’s electronic transaction processing services support a broad range of both financial and clinical transactions. To facilitate these services, ProxyMed operates ProxyNet®, its secure, proprietary national electronic information network, which provides physicians and other primary care providers with direct connectivity to one of the industry’s largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories. More information on ProxyMed is available on its home page at www.proxymed.com.

About First Data Corp.

First Data Corp. (NYSE: FDC), with global headquarters in Denver, helps power the global economy. As the leader in electronic commerce and payment services, First Data serves approximately 3 million merchant locations, 1,400 card issuers and millions of consumers, making it easy, fast and secure for people and businesses to buy goods and services using virtually any form of payment. With 29,000 employees worldwide, the company provides credit, debit, smart card and stored-value card issuing and merchant transaction processing services; Internet commerce solutions; Western Union® money transfers services; money orders; and check processing and verification services throughout the United States. First Data also offers a variety of payment services in the United Kingdom, Australia, Canada, Japan, Mexico, Spain, the Netherlands, the Middle East and Germany. Its Western Union and Orlandi Valuta money transfer agent networks include approximately 159,000 Agent locations in more than 195 countries and territories. For more information, please visit the company’s Web site at www.firstdata.com.

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